EXHIBIT 10.6

FIRST AMENDMENT TO THE
LIN TV CORP.
AMENDED AND RESTATED 2002 STOCK PLAN

The LIN TV Corp. Amended and Restated 2002 Stock Plan (the “Plan”) is amended as follows:

1.           Section 8.d. of the Plan is hereby replaced in its entirety with the following:

“d.
With respect to Performance Based Awards that are Stock Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period and (ii) the individual employees or class of employees to which the performance goals apply.  Such performance goals shall state in terms of an objective formula or standard the method for computing the amount of compensation payable to the Participant if such performance goals are obtained and shall be established in writing no later than ninety (90) days after the commencement of such period.”

2.           Section 20.b. of the Plan is hereby replaced in its entirety with the following:

“b.
Repricings.  The Committee may without stockholder approval amend any outstanding option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option; provided, however, that the exercise price per share shall not be less than the Fair Market Value per Share on the date the Option is amended.”

Approved and adopted by the Board of Directors of LIN TV Corp. on December 23, 2008.